EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Global Clean Energy Holdings, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of February, 2019.

PACIFIC SEQUOIA HOLDINGS LLC

By:	/s/ Eric Techel
Name:	Eric Techel
Title:	Manager

By:	/s/ James G.B. DeMartini, III
Name:	James G.B. DeMartini, III
Title:	Manager

Jeffrey S. Skoll

By:	/s/ Eric Techel
Eric Techel, Attorney-in-Fact for Jeffrey S. Skoll

GROWTHWORKS CANADIAN FUND LTD.
By Its Investment Advisor, Crimson Capital Inc.

By:	/s/ Donna Parr
Name:	Donna Parr
Title:	President, Crimson Capital Inc